Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2018 SECOND QUARTER RESULTS

GRAND RAPIDS, Mich., July 26, 2018 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2018 net income of $8.8 million, or $0.36 per diluted share, versus net income of $5.9 million, or $0.27 per diluted share, in the prior-year period.  For the six months ended June 30, 2018, the Company reported net income of $18.0 million, or $0.78 per diluted share, compared to net income of $11.9 million, or $0.55 per diluted share, in the prior-year period.  The increases in second quarter and year to date 2018 earnings as compared to 2017 primarily reflect increases in net interest income and in non-interest income and a decrease in income tax expense that were partially offset by increases in the provision for loan losses and in non-interest expense.

Significant items impacting comparable quarterly and year to date 2018 and 2017 results include the following:

•
The acquisition of TCSB Bancorp, Inc. (“TCSB”), and its subsidiary, Traverse City State Bank, on Apr. 1, 2018 (the “Merger”) and the associated data processing systems conversions in June 2018.  The total assets, loans and deposits acquired in the Merger were approximately $342.8 million, $295.8 million (including $1.3 million of loans held for sale) and $287.7 million, respectively.

•	Merger related expenses of $3.1 million ($0.10 per diluted share, after taxes) and $3.3 million ($0.11 per diluted share, after taxes) for the three- and six-months ended June 30, 2018, respectively.
•
Positive changes in the fair value due to price of capitalized mortgage loan servicing rights of $0.5 million ($0.02 per diluted share, after taxes) and $2.0 million ($0.07 per diluted share, after taxes) for the three- and six-months ended June 30, 2018, respectively, as compared to negative changes of $0.6 million ($0.02 per diluted share, after taxes) and $0.5 million ($0.02 per diluted share, after taxes) for the three- and six-months ended June 30, 2017, respectively.

•	The passage of the "Tax Cuts and Jobs Act" which, among other things, reduced the federal corporate income tax rate to 21% (from 35%) effective January 1, 2018.

Second quarter 2018 highlights include:

•	Year-over-year increases in net income and diluted earnings per share of 48.7% and 33.3%, respectively;
•	A year-over-year increase in quarterly net interest income of $7.5 million, or 34.8%;
•	Total portfolio loan net growth of $101.4 million, or 19.6% annualized, excluding $294.5 million of TCSB loans acquired in the Merger;
•	Continued strong asset quality metrics; and
•	The payment of a 15 cent per share dividend on common stock on May 15, 2018.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report another quarter of solid financial performance.  Excluding the impact of Merger related expenses and the positive fair value change in the price of our capitalized mortgage loan servicing rights, our second quarter 2018 results exceeded our expectations.  The favorable impact of the TCSB acquisition combined with strong loan origination activity led to significant loan growth and increased net interest income.  We successfully completed the TCSB data processing conversions in June 2018, and are on-track to realize our projected cost savings of approximately $0.9 million per quarter beginning in the third quarter of this year.  As we look ahead to the remainder of 2018 and beyond, we are focused on building on the momentum generated in the first half of 2018.”

Operating Results

The Company’s net interest income totaled $29.0 million during the second quarter of 2018, an increase of $7.5 million, or 34.8% from the year-ago period, and up $5.0 million, or 21.1%, from the first quarter of 2018.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.93% during the second quarter of 2018, compared to 3.60% in the year-ago period, and 3.71% in the first quarter of 2018.  The year-over-year quarterly increase in net interest income is due to increases in both average interest-earning assets and in the net interest margin.  Average interest-earning assets were $2.96 billion in the second quarter of 2018, compared to $2.42 billion in the year ago quarter and $2.61 billion in the first quarter of 2018.  Second quarter 2018 interest income on loans includes $0.6 million of accretion of the discount recorded on the TCSB loans acquired in the Merger.  The total discount initially recorded on the TCSB loans acquired in the Merger was $6.5 million (or approximately 2.2% of the total TCSB loans acquired in the Merger).

For the first six months of 2018, net interest income totaled $52.9 million, an increase of $10.0 million, or 23.2% from the first half of 2017.  The Company’s net interest margin for the first six months of 2018 was 3.83% compared to 3.65% in 2017.  The increase in net interest income for the first six months of 2018 is due to increases in both average interest-earning assets and in the net interest margin.

Non-interest income totaled $12.3 million and $24.0 million, respectively, for the second quarter and first six months of 2018, compared to $10.4 million and $20.8 million in the respective comparable year ago periods.  These increases were primarily due to growth in mortgage loan servicing income, net.

The Company adopted Financial Accounting Standards Board Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) on Jan. 1, 2018, using the modified retrospective approach.  Although ASU 2014-09 did not have any impact on Jan. 1, 2018 shareholders’ equity or 2018 net income, it did result in some classification changes in non-interest income and non-interest expense as compared to the prior year period.  Specifically, in the second quarter and first six months of 2018, interchange income and interchange expense each increased by $0.4 million and $0.7 million, respectively, due to classification changes under ASU 2014-09.

Net gains on mortgage loans were approximately $3.3 million in both the second quarters of 2018 and 2017.  For the first six months of 2018, net gains on mortgage loans totaled $5.8 million compared to $5.9 million in 2017.  An increase in mortgage loan sales volume in 2018 was offset by margin compression due principally to competitive factors.

Mortgage loan servicing, net, generated income of $1.2 million and a loss of $0.2 million in the second quarters of 2018 and 2017, respectively. For the first six months of 2018, mortgage loan servicing, net, generated income of $3.5 million as compared to income of $0.7 million in 2017. This activity is summarized in the following table:

	Three Months Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
Mortgage loan servicing, net:		(Dollars in thousands)
Revenue, net	$1,372	$1,073	$2,564	$2,162
Fair value change due to price	518	(648)	1,976	(503)
Fair value change due to pay-downs	(655)	(583)	(1,084)	(992)
Total	$1,235	$(158)	$3,456	$667

Non-interest expenses totaled $29.8 million in the second quarter of 2018, compared to $22.8 million in the year-ago period.  For the first six months of 2018, non-interest expenses totaled $53.9 million versus $46.3 million in 2017.  These year-over-year increases in non-interest expense are primarily due to the TCSB acquisition (including the aforementioned Merger related expenses) as well as higher performance based compensation and health insurance costs.

The Company recorded an income tax expense of $2.1 million and $4.1 million in the second quarter and first six months of 2018, respectively.  This compares to an income tax expense of $2.7 million and $5.3 million in the second quarter and first six months of 2017, respectively.  The decline in income tax expense is primarily due to a reduction in the statutory federal corporate income tax rate to 21% (from 35%) that became effective on Jan. 1, 2018.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing loans and assets as well as loan net charge-offs remain at low levels.  In addition, thirty- to eighty-nine day delinquency rates at June 30, 2018 were 0.04% for commercial loans and 0.42% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2018	12/31/2017	6/30/2017
	(Dollars in thousands)
Commercial	$2,889	$646	$754
Consumer/installment	671	543	754
Mortgage	5,522	6,995	7,034
Total	$9,082	$8,184	$8,542
Ratio of non-performing loans to total portfolio loans	0.37%	0.41%	0.47%
Ratio of non-performing assets to total assets	0.33%	0.35%	0.41%
Ratio of the allowance for loan losses to non-performing loans	258.80%	275.99%	241.00%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have increased $0.9 million from Dec. 31, 2017.  This increase primarily reflects a rise in non-performing commercial loans.  ORE and repossessed assets totaled $1.7 million at June 30, 2018, compared to $1.6 million at Dec. 31, 2017.

The provision for loan losses was an expense of $0.7 million and $0.6 million in the second quarters of 2018 and 2017, respectively.  The provision for loan losses was an expense of $1.0 million and $0.2 million in the first six months of 2018 and 2017, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net charge-offs of $0.2 million and $0.04 million in the second quarters of 2018 and 2017, respectively.  For the first six months of 2018 and 2017, the Company recorded loan net charge-offs of $0.05 million and loan net recoveries of $0.1 million, respectively.  At June 30, 2018, the allowance for loan losses totaled $23.5 million, or 0.95% of total portfolio loans, compared to $22.6 million, or 1.12% of total portfolio loans, at Dec. 31, 2017.

Balance Sheet, Liquidity and Capital

Total assets were $3.23 billion at June 30, 2018, an increase of $445.2 million from Dec. 31, 2017, primarily reflecting the impact of the Merger as well as loan growth.  Loans, excluding loans held for sale, were $2.47 billion at June 30, 2018, compared to $2.02 billion at Dec. 31, 2017.

Deposits totaled $2.78 billion at June 30, 2018, an increase of $380.0 million from Dec. 31, 2017.  The increase in deposits is primarily due to the Merger and growth in brokered time deposits.

Cash and cash equivalents totaled $58.7 million at June 30, 2018, versus $54.7 million at Dec. 31, 2017. Securities available for sale totaled $450.6 million at June 30, 2018, compared to $522.9 million at Dec. 31, 2017.

The Company recorded $29.0 million of goodwill, a core deposit intangible (“CDI”) of $5.8 million and discounts of $6.5 million, $0.4 million and $1.5 million on loans, time deposits and borrowings (including subordinated debentures), respectively, related to the Merger.  These adjustments reflect the preliminary valuation of the assets acquired and liabilities assumed in the Merger.  The goodwill will be periodically tested for impairment, and the CDI will be amortized over a ten year period ($0.2 million of amortization for this CDI was recorded in the second quarter of 2018).  The discounts will be accreted based on the lives of the related assets or liabilities.

Total shareholders’ equity was $337.1 million at June 30, 2018, or 10.42% of total assets.  Tangible common equity totaled $301.1 million at June 30, 2018, or $12.47 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2018	12/31/2017	Well Capitalized Minimum

Tier 1 capital to average total assets	9.93%	9.78%	5.00%
Tier 1 common equity to risk-weighted assets	12.53%	12.95%	6.50%
Tier 1 capital to risk-weighted assets	12.53%	12.95%	8.00%
Total capital to risk-weighted assets	13.52%	14.10%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 22, 2018, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the 2018 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2018.  Thus far in 2018, the Company has not repurchased any shares.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, July 26, 2018.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  https://services.choruscall.com/links/ibcp180726.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10121685). The replay will be available through Aug. 2, 2018.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.2 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees  of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies.

In addition, factors that may cause actual results to differ from expectations regarding the April 1, 2018 acquisition of TCSB Bancorp, Inc. include, but are not limited to, the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the transaction might not be realized within the expected timeframes or might be less than projected; credit and interest rate risks associated with the parties' respective businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which the parties operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2018	December 31, 2017
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$36,433	$36,994
Interest bearing deposits	22,278	17,744
Cash and Cash Equivalents	58,711	54,738
Interest bearing deposits - time	2,478	2,739
Equity securities at fair value	336	-
Trading securities	-	455
Securities available for sale	450,593	522,925
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	16,321	15,543
Loans held for sale, carried at fair value	50,915	39,436
Loans held for sale, carried at lower of cost or fair value	13,216	-
Loans
Commercial	1,106,987	853,260
Mortgage	988,622	849,530
Installment	371,708	316,027
Total Loans	2,467,317	2,018,817
Allowance for loan losses	(23,504)	(22,587)
Net Loans	2,443,813	1,996,230
Other real estate and repossessed assets	1,689	1,643
Property and equipment, net	39,660	39,149
Bank-owned life insurance	54,573	54,572
Deferred tax assets, net	11,426	15,089
Capitalized mortgage loan servicing rights	21,848	15,699
Goodwill	29,012	-
Other intangibles	7,004	1,586
Accrued income and other assets	32,927	29,551
Total Assets	$3,234,522	$2,789,355

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$871,959	$768,333
Savings and interest-bearing checking	1,226,492	1,064,391
Reciprocal	66,540	50,979
Time	389,118	374,872
Brokered time	226,407	141,959
Total Deposits	2,780,516	2,400,534
Other borrowings	40,584	54,600
Subordinated debentures	39,354	35,569
Accrued expenses and other liabilities	36,985	33,719
Total Liabilities	2,897,439	2,524,422

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding 24,143,044 shares at June 30, 2018 and 21,333,869 shares at December 31, 2017	389,195	324,986
Accumulated deficit	(42,898)	(54,054)
Accumulated other comprehensive loss	(9,214)	(5,999)
Total Shareholders’ Equity	337,083	264,933
Total Liabilities and Shareholders’ Equity	$3,234,522	$2,789,355

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30,
				2018	2017
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$29,674	$23,353	$19,949	$53,027	$39,807
Interest on securities
Taxable	2,720	2,635	2,781	5,355	5,535
Tax-exempt	444	479	511	923	966
Other investments	265	330	292	595	604
Total Interest Income	33,103	26,797	23,533	59,900	46,912
Interest Expense
Deposits	3,209	2,287	1,478	5,496	2,921
Other borrowings and subordinated debentures	914	574	563	1,488	1,033
Total Interest Expense	4,123	2,861	2,041	6,984	3,954
Net Interest Income	28,980	23,936	21,492	52,916	42,958
Provision for loan losses	650	315	583	965	224
Net Interest Income After Provision for Loan Losses	28,330	23,621	20,909	51,951	42,734
Non-interest Income
Service charges on deposit accounts	3,095	2,905	3,175	6,000	6,184
Interchange income	2,504	2,246	2,005	4,750	3,927
Net gains (losses) on assets
Mortgage loans	3,255	2,571	3,344	5,826	5,915
Securities	9	(173)	(34)	(164)	(7)
Mortgage loan servicing, net	1,235	2,221	(158)	3,456	667
Other	2,217	1,943	2,114	4,160	4,099
Total Non-interest Income	12,315	11,713	10,446	24,028	20,785
Non-interest Expense
Compensation and employee benefits	15,869	14,468	13,380	30,337	27,527
Occupancy, net	2,170	2,264	1,920	4,434	4,062
Data processing	2,251	1,878	1,937	4,129	3,874
Merger related expenses	3,082	174	-	3,256	-
Furniture, fixtures and equipment	1,019	967	1,005	1,986	1,982
Communications	704	680	678	1,384	1,361
Loan and collection	692	677	670	1,369	1,083
Interchange expense	661	598	292	1,259	575
Advertising	543	441	519	984	1,025
Legal and professional	456	378	389	834	826
FDIC deposit insurance	250	230	202	480	400
Credit card and bank service fees	106	96	136	202	327
Net (gains) losses on other real estate and repossessed assets	(4)	(290)	91	(294)	102
Other	1,962	1,574	1,542	3,536	3,186
Total Non-interest Expense	29,761	24,135	22,761	53,896	46,330
Income Before Income Tax	10,884	11,199	8,594	22,083	17,189
Income tax expense	2,067	2,038	2,663	4,105	5,284
Net Income	$8,817	$9,161	$5,931	$17,978	$11,905
Net Income Per Common Share
Basic	$0.37	$0.43	$0.28	$0.79	$0.56
Diluted	$0.36	$0.42	$0.27	$0.78	$0.55

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$28,980	$23,936	$23,316	$22,912	$21,492
Provision for loan losses	650	315	393	582	583
Non-interest income	12,315	11,713	11,444	10,304	10,446
Non-interest expense	29,761	24,135	23,136	22,616	22,761
Income before income tax	10,884	11,199	11,231	10,018	8,594
Income tax expense	2,067	2,038	9,520	3,159	2,663
Net income	$8,817	$9,161	$1,711	$6,859	$5,931

Basic earnings per share	$0.37	$0.43	$0.08	$0.32	$0.28
Diluted earnings per share	0.36	0.42	0.08	0.32	0.27
Cash dividend per share	0.15	0.15	0.12	0.10	0.10

Average shares outstanding	24,109,322	21,364,708	21,332,053	21,334,247	21,331,363
Average diluted shares outstanding	24,509,963	21,674,375	21,661,133	21,651,963	21,646,941

Performance Ratios
Return on average assets	1.12%	1.34%	0.25%	1.01%	0.92%
Return on average common equity	10.57	14.04	2.51	10.27	9.15
Efficiency ratio (1)	71.14	66.72	66.14	67.38	70.29

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.49%	4.15%	4.07%	4.05%	3.94%
Interest expense	0.56	0.44	0.42	0.39	0.34
Net interest income	3.93	3.71	3.65	3.66	3.60

Average Balances
Loans	$2,449,056	$2,062,847	$2,006,207	$1,911,635	$1,782,953
Securities available for sale	470,427	500,599	532,202	565,546	592,594
Total earning assets	2,963,982	2,611,890	2,574,779	2,522,060	2,423,283
Total assets	3,168,196	2,776,986	2,742,761	2,697,362	2,598,605
Deposits	2,701,362	2,417,906	2,340,593	2,315,806	2,239,605
Interest bearing liabilities	1,946,287	1,724,153	1,680,917	1,664,734	1,595,984
Shareholders' equity	334,626	264,584	270,099	265,074	260,095

End of Period
Capital
Tangible common equity ratio	9.41%	9.54%	9.45%	9.67%	9.79%
Average equity to average assets	10.56	9.53	9.85	9.83	10.01
Tangible common equity per share of common stock	$12.47	$12.46	$12.34	$12.47	$12.22
Total shares outstanding	24,143,044	21,374,816	21,333,869	21,332,317	21,334,740

Selected Balances
Loans	$2,467,317	$2,071,435	$2,018,817	$1,937,094	$1,811,677
Securities available for sale	450,593	489,119	522,925	548,865	583,725
Total earning assets	3,023,454	2,625,534	2,617,204	2,568,554	2,486,518
Total assets	3,234,522	2,793,119	2,789,355	2,753,446	2,665,367
Deposits	2,780,516	2,430,401	2,400,534	2,343,761	2,246,219
Interest bearing liabilities	1,988,495	1,719,771	1,722,370	1,701,624	1,646,599
Shareholders' equity	337,083	267,917	264,933	267,710	262,453

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2018 and 35% in 2017.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Net Interest Margin, Fully Taxable
Equivalent ("FTE")

Net interest income	$28,980	$21,492	$52,916	$42,958
Add: taxable equivalent adjustment	132	288	261	549
Net interest income - taxable equivalent	$29,112	$21,780	$53,177	$43,507
Net interest margin (GAAP) (1)	3.92%	3.56%	3.81%	3.61%
Net interest margin (FTE) (1)	3.93%	3.60%	3.83%	3.65%

(1)	Annualized

Tangible Common Equity Ratio

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in thousands)
Common shareholders' equity	$337,083	$267,917	$264,933	$267,710	$262,453
Less:
Goodwill	29,012	-	-	-	-
Other intangibles	7,004	1,500	1,586	1,673	1,759
Tangible common equity	$301,067	$266,417	$263,347	$266,037	$260,694

Total assets	$3,234,522	$2,793,119	$2,789,355	$2,753,446	$2,665,367
Less:
Goodwill	29,012	-	-	-	-
Other intangibles	7,004	1,500	1,586	1,673	1,759
Tangible assets	$3,198,506	$2,791,619	$2,787,769	$2,751,773	$2,663,608

Common equity ratio	10.42%	9.59%	9.50%	9.72%	9.85%
Tangible common equity ratio	9.41%	9.54%	9.45%	9.67%	9.79%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$337,083	$267,917	$264,933	$267,710	$262,453
Tangible common equity	$301,067	$266,417	$263,347	$266,037	$260,694
Shares of common stock outstanding (in thousands)	24,143	21,375	21,334	21,332	21,335

Common shareholders' equity per share of common stock	$13.96	$12.53	$12.42	$12.55	$12.30
Tangible common equity per share of common stock	$12.47	$12.46	$12.34	$12.47	$12.22

The tangible common equity ratio removes the effect of intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders’ equity per share of common stock.